Exhibit 4.13

Bluejay Diagnostics, Inc.

Class D Warrant To Purchase Common Shares

Warrant No.: ______

Number of Common Shares: The Maximum Eligibility Number

Date of Issuance: [●] (“Issuance Date”)

Bluejay Diagnostics, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [HOLDER], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the Effective Date (defined herein), up to the Maximum Eligibility Number (as defined below) of fully paid nonassessable Common Shares, subject to adjustment as provided herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Common Shares (including any Warrants to Purchase Common Shares issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 17. This Warrant is one of the Class D Warrants to purchase Common Shares (the “Class D Warrants”) issued pursuant to Section 1 of that certain Underwriting Agreement, dated as of [●], 2024 (the “Effective Date”), by and among the Company and the investors (the “Buyers”) referred to therein (the “Underwriting Agreement”). Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Underwriting Agreement.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder at any time or times on or after the Issuance Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds or (B) by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by electronic mail an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the earlier of (i) the second (2nd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case, following the date on which the Holder delivers the Exercise Notice to the Company, so long as the Holder delivers the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the Trading Day following the date on which the Company has received the Exercise Notice (the “Share Delivery Date”) (provided that if the Aggregate Exercise Price has not been delivered by such date, the Share Delivery Date shall be one (1) Trading Day after the Aggregate Exercise Price (or notice of a Cashless Exercise) is delivered), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and (A) the Warrant Shares are subject to an effective registration statement in favor of the Holder or (B) if exercised via Cashless Exercise, at a time when Rule 144 would be available for resale of the Warrant Shares by the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program and (A) the Warrant Shares are not subject to an effective registration statement in favor of the Holder or (B) if exercised via Cashless Exercise, at a time when Rule 144 would not be available for resale of the Warrant Shares by the Holder, deliver to the Holder, book entry statements evidencing the Warrant Shares, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any. Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the book entry statements evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination. NOTWITHSTANDING ANY PROVISION OF THIS WARRANT TO THE CONTRARY, NO MORE THAN THE MAXIMUM ELIGIBILITY NUMBER OF WARRANT SHARES SHALL BE EXERCISABLE HEREUNDER.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.0001 per share, subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If the Company shall fail to cause its Transfer Agent to transmit to the Holder on or prior to the Share Delivery Date, Warrant Shares pursuant to an exercise notice delivered by the Holder and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Common Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request, (a) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (b) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Common Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Common Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (a) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Common Shares upon the exercise of this Warrant as required pursuant to the terms hereof.

(d) Cashless Exercise. While the Class D Warrants are outstanding, the Company will use its best efforts to maintain the effectiveness of the Registration Statement. Notwithstanding anything contained herein to the contrary, if the Registration Statement covering the resale of the Warrant Shares is not available for the resale of such Warrant Shares, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of Common Shares determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A	=	the total number of shares with respect to which this Warrant is then being exercised.

B	=	as applicable: (i) the Weighted Average Price of the Common Shares on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 1(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the Weighted Average Price on the Trading Day immediately preceding the date of the applicable Exercise Notice or (z) the bid price of the Common Shares on the principal Trading Market as reported by Bloomberg as of the time of the Holder’s execution of the applicable Exercise Notice, if such Exercise Notice is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 1(a) hereof or (iii) the Weighted Average Price of the Common Shares on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 1(a) hereof after the close of “regular trading hours” on such Trading Day;

C	=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

If Common Shares are issued pursuant to this Section 1(d), the Company hereby acknowledges and agrees that the Warrant Shares issued in a Cashless Exercise shall take on the registered characteristics of the Warrants being exercised, shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Underwriting Agreement. The Company agrees not to take any position contrary to this Section 1(d).

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

(f) Beneficial Ownership Limitations on Exercises. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (or, upon election by a Holder prior to the issuance of any Warrants, 9.99%) (the “Maximum Percentage”) of the number of Common Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of Common Shares held by the Holder and all other Attribution Parties plus the number of Common Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of Common Shares which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f). For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Warrant, in determining the number of outstanding Common Shares the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Common Shares as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (3) any other written notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding Common Shares is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of Common Shares then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(f), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Trading Day confirm orally and in writing or by electronic mail to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Shares to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Common Shares (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. For purposes of clarity, the Common Shares issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

(g) Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved Common Shares to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of Common Shares equal to 100% of the number of Common Shares as shall from time to time be necessary to effect the exercise of all of this Warrant then outstanding without regard to any limitation on exercise included herein and assuming that the Maximum Eligibility Number is being determined based on a Reset Price equal to $[●] (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the Effective Date) (the “Required Reserve Amount” and the failure to have such sufficient number of authorized and unreserved Common Shares, an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized Common Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized Common Shares. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders’ approval of such increase in authorized Common Shares and to cause its board of directors to recommend to the shareholders that they approve such proposal. Notwithstanding the foregoing, if at any such time of an Authorized Share Failure, the Company is able to obtain the approval of holders of a majority of the shares voting at a general meeting to approve the increase in the number of authorized Common Shares, the Company may satisfy this obligation by obtaining such approval. In the event that upon any exercise of this Warrant, the Company does not have sufficient authorized shares to deliver in satisfaction of such exercise, then unless the Holder elects to void such attempted exercise, the Holder may require the Company to pay to the Holder within three (3) Trading Days of the applicable exercise, cash in an amount equal to the product of (i) the quotient determined by dividing (x) the number of Warrant Shares that the Company is unable to deliver pursuant to this Section 1(g), by (y) the total number of Warrant Shares issuable upon exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant) and (ii) the Black Scholes Value; provided, that (x) references to “the day immediately following the public announcement of the applicable Fundamental Transaction” in the definition of “Black Scholes Value” shall instead refer to “the date the Holder exercises this Warrant and the Company cannot deliver the required number of Warrant Shares because of an Authorized Share Failure” and (y) clause (iii) of the definition of “Black Scholes Value” shall instead refer to “the underlying price per share used in such calculation shall be the highest Weighted Average Price during the period beginning on the date of the applicable Exercise Date and the date that the Company makes the applicable cash payment.”

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Maximum Eligibility Number Reset. The Maximum Eligibility Number shall be increased (but not decreased) at any time following a decrease to the Reset Price to equal the Reset Share Amount.

(i) Notwithstanding the foregoing, if a Holder requests to exercise this Warrant in whole or in part, on any given date where the Reset Price is higher than the Floor Price, solely with respect to such portion of this Warrant being exercised on such applicable date (the “Exercise Date”), (a) such applicable Reset Period shall be deemed to have ended on the Trading Day immediately prior to the Exercise Date, and (b) the applicable Reset Price and Reset Share Amount for such exercised Warrants shall be calculated pursuant to this Section 2(a). For the avoidance of doubt, following the calculation of the Reset Price and Reset Share Amount pursuant to this Section 2(a)(i), the Company’s obligations with regard to such exercised Warrants shall be deemed satisfied and no additional Reset Price and Reset Share Amount shall apply to such exercised Warrants.

(b) Adjustment Upon Subdivision or Combination of Common Shares. If the Company at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Common Shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Effective Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding Common Shares into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Stockholder Approval. The Company shall hold a special meeting of shareholders at the earliest practical date after the Issuance Date, but no later than sixty (60) days thereafter, for the purpose of obtaining Stockholder Approval, with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. The Company shall use its reasonable best efforts to obtain Stockholder Approval, including but limited to, within 10 days of the Issuance Date, filing a preliminary proxy with the Commission for the purpose of obtaining Stockholder Approval. If the Company does not obtain Stockholder Approval at the first meeting, the Company shall call a meeting every sixty (60) days thereafter to seek Stockholder Approvals until the date Stockholder Approval is obtained.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Common Shares acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such Common Shares as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Shares acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such Common Shares as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance) to the same extent as if there had been no such limitation).

(b) Fundamental Transactions. The Company shall not enter into a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant and the Underwriting Agreement in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance satisfactory to the Required Holders, including agreements, if so requested by the Holder, to deliver to each holder of the Class D Warrants in exchange for such Class D Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the Common Shares reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the Common Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and satisfactory to the Required Holders, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Common Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the occurrence or consummation of such Fundamental Transaction). Any security issuable or potentially issuable to the Holder pursuant to the terms of this Warrant on the consummation of a Fundamental Transaction that was within the Company’s control to enter into or to avoid shall be registered and freely tradable by the Holder without any restriction or limitation or the requirement to be subject to any holding period pursuant to any applicable securities laws. No later than (i) thirty (30) days prior to the occurrence or consummation of any Fundamental Transaction or (ii) if later, the first Trading Day following the date the Company first becomes aware of the occurrence or potential occurrence of a Fundamental Transaction, the Company shall deliver written notice thereof via facsimile or electronic mail and overnight courier to the Holder. Upon the occurrence or consummation of any Fundamental Transaction that was within the Company’s control to enter into or to avoid, it shall be a required condition to the occurrence or consummation of any such Fundamental Transaction that, the Company and the Successor Entity or Successor Entities, jointly and severally, shall succeed to, and the Company shall cause any Successor Entity or Successor Entities to jointly and severally succeed to, and be added to the term “Company” under this Warrant (so that from and after the date of such Fundamental Transaction, each and every provision of this Warrant referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Company and the Successor Entity or Successor Entities, jointly and severally, may exercise every right and power of the Company prior thereto and shall assume all of the obligations of the Company prior thereto under this Warrant with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Warrant, and, solely at the request of the Holder, if the Successor Entity and/or Successor Entities is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, shall deliver (in addition to and without limiting any right under this Warrant) to the Holder in exchange for this Warrant a security of the Successor Entity and/or Successor Entities evidenced by a written instrument substantially similar in form and substance to this Warrant and exercisable for a corresponding number of shares of capital stock of the Successor Entity and/or Successor Entities (the “Successor Capital Stock”) equivalent to the Common Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction (such corresponding number of shares of Successor Capital Stock to be delivered to the Holder shall be equal to the greater of (A) the quotient of (i) the aggregate dollar value of all consideration (including cash consideration and any consideration other than cash (“Non-Cash Consideration”), in such Fundamental Transaction, as such values are set forth in any definitive agreement for the Fundamental Transaction that has been executed at the time of the first public announcement of the Fundamental Transaction or, if no such value is determinable from such definitive agreement, as determined in accordance with Section 12 with the term “Non-Cash Consideration” being substituted for the term “Exercise Price”) that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had this Warrant been exercised immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the exercise of this Warrant) (the “Aggregate Consideration”) divided by (ii) the per share Closing Sale Price of such Successor Capital Stock on the Trading Day immediately prior to the consummation or occurrence of the Fundamental Transaction and (B) the product of (i) the quotient obtained by dividing (x) the Aggregate Consideration, by (y) the Closing Sale Price of the Common Shares on the Trading Day immediately prior to the consummation or occurrence of the Fundamental Transaction and (ii) the highest exchange ratio pursuant to which any shareholder of the Company may exchange Common Shares for Successor Capital Stock) (provided, however, to the extent that the Holder’s right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then the Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for the Holder until such time or times, as its right thereto would not result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be delivered such shares to the extent as if there had been no such limitation), and such security shall be satisfactory to the Holder, and with an identical exercise price to the Exercise Price hereunder (such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting after the consummation or occurrence of such Fundamental Transaction the economic value of this Warrant that was in effect immediately prior to the consummation or occurrence of such Fundamental Transaction, as elected by the Holder solely at its option). Upon occurrence or consummation of the Fundamental Transaction that was within the Company’s control to enter into or to avoid, it shall be a required condition to the occurrence or consummation of such Fundamental Transaction that, the Company and the Successor Entity or Successor Entities shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the occurrence or consummation of the Fundamental Transaction, as elected by the Holder solely at its option, Common Shares, Successor Capital Stock or, in lieu of the Common Shares or Successor Capital Stock (or other securities, cash, assets or other property purchasable upon the exercise of this Warrant prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), which for purposes of clarification may continue to be Common Shares, if any, that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had this Warrant been exercised immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction that was within the Company’s control to enter into or to avoid, pursuant to which holders of Common Shares are entitled to receive securities, cash, assets or other property with respect to or in exchange for Common Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, the Holder will thereafter have the right to receive upon exercise of this Warrant at any time after the occurrence or consummation of the Corporate Event, Common Shares or Successor Capital Stock or, if so elected by the Holder, in lieu of the Common Shares (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Corporate Event (but not in lieu of such items still issuable under Sections 3 and 4(a), which shall continue to be receivable on the Common Shares or on the such shares of stock, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for Common Shares), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any Common Shares) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had this Warrant been exercised immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on exercise of this Warrant). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 4(b) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events.

5. NON-CIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Amended and Restated Certificate of Incorporation, as amended or Amended and Restated Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Common Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the exercise of this Warrant, and (iii) shall, so long as any of the Class D Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the exercise of the Class D Warrants, 100% of the number of Common Shares as shall from time to time be necessary to effect the exercise of the Class D Warrants then outstanding (without regard to any limitations on exercise and assuming that the Maximum Eligibility Number is being determined based on a Reset Price equal to $[●] (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the Effective Date)).

6. WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders.

7. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant are being transferred, a new Warrant (in accordance with Section 7(d)) registered to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Class D Warrants for fractional Warrant Shares shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of Common Shares underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 14 of the Underwriting Agreement. The Company shall provide the Holder (at an address provided by the Holder to the Company) with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Shares, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of Common Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

10. GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 14 of the Underwriting Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

12. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile or electronic mail (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14. TRANSFER. This Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company, except as may otherwise be required by the terms of the Underwriting Agreement.

15. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

16. DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries (as defined in the Underwriting Agreement), the Company shall, promptly following any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holder promptly following the delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

17. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the 1933 Act.

(c) Reserved.

(d) “Attribution Parties” means, collectively, the following Persons: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Common Shares would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(e) “Black Scholes Value” means the value of this Warrant calculated using the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, (iii) the underlying price per share used in such calculation shall be the greater of (x) the highest Weighted Average Price of the Common Shares during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the applicable Fundamental Transaction and ending on (A) the Trading Day immediately following the public announcement of such Fundamental Transaction, if the applicable Fundamental Transaction is publicly announced or (B) the Trading Day immediately following the consummation of the applicable Fundamental Transaction if the applicable Fundamental Transaction is not publicly announced and (y) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in the Fundamental Transaction, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(f) “Bloomberg” means Bloomberg Financial Markets.

(g) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(h) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported on the OTC Link or Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(i) “Closing Date” shall have the meaning ascribed to such term in the Underwriting Agreement.

(j) “Common Shares” means (i) the Company’s shares of Common Stock, par value $0.0001 per share, and (ii) any share capital into which such Common Shares shall have been changed or any share capital resulting from a reclassification, reorganization or reclassification of such Common Shares.

(k) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Shares.

(l) “Eligible Market” means the Principal Market, the NYSE American, The Nasdaq Global Select Market, The Nasdaq Global Market, The New York Stock Exchange, Inc., the OTC QB or the OTC QX.

(m) Reserved.

(n) Reserved

(o) “Floor Price” means (i) prior to Stockholder Approval, a price equal to fifty percent (50%) of the Nasdaq Minimum Price on the Effective Date, as defined in Nasdaq Listing Rule 5635(d)(1)(A) (which price shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction), or (ii) following Stockholder Approval, a price equal to twenty percent (20%) of the Nasdaq Minimum Price on the Effective Date, as defined in Nasdaq Listing Rule 5635(d)(1)(A) (which price shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction).

(p) Reserved.

(q) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Shares be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of more than either (x) 50% of the outstanding Common Shares, (y) 50% of the outstanding Common Shares calculated as if any Common Shares held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of Common Shares such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of more than 50% of the outstanding Common Shares, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) more than 50% of the outstanding Common Shares, (y) more than 50% of the outstanding Common Shares calculated as if any Common Shares held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of Common Shares such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of more than 50% of the outstanding Common Shares, or (v) reorganize, recapitalize or reclassify its Common Shares, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding Common Shares, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) more than 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares, (y) more than 50% of the aggregate ordinary voting power represented by issued and outstanding Common Shares not held by all such Subject Entities as of the Effective Date calculated as if any Common Shares held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding Common Shares or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their Common Shares without approval of the shareholders of the Company or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(r) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(s) “Maximum Eligibility Number” means initially zero (0) and such number shall be increased (but not decreased) in accordance with Section 2(a).

(t) Reserved.

(u) “Options” means any rights, warrants or options to subscribe for or purchase (i) Common Shares or (ii) Convertible Securities.

(v) Reserved.

(w) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(x) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(y) “Pre-funded Warrants” shall have the meaning ascribed to such term in the Underwriting Agreement.

(z) “Principal Market” means The Nasdaq Capital Market.

(aa) Reserved.

(bb) “Purchase Price” shall have the meaning ascribed to such term in the Underwriting Agreement.

(cc) Reserved.

(dd) Reserved.

(ee) Reserved.

(ff) Reserved.

(gg) “Required Holders” means the holders of the Class D Warrants representing at least a majority of the Common Shares underlying the Class D Warrants then outstanding.

(ii) “Reset Period” means the period commencing on the Issuance Date and ending following the close of trading on the tenth (10th) Trading Day following Stockholder Approval.

(jj) “Reset Price” means the then lowest arithmetic average of the daily Weighted Average Price during any five (5) consecutive Trading Day period during the Reset Period; provided, however that the Reset Price shall not be less than the Floor Price (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the date of the Underwriting Agreement). Notwithstanding the foregoing, if the Reset Price would be reduced but for the limitation in clause (i) of the definition of Floor Price, once the Stockholder Approval is obtained, the Reset Price will automatically be reduced to equal the lowest such price with respect to any five-Trading Day period that occurred prior to the Stockholder Approval being obtained, subject only to the limitation in clause (ii) of the definition of Floor Price.

(kk) “Reset Share Amount” means the number of Common Shares equal to the number (if positive) obtained by subtracting (I) the sum of (x) the number of Common Shares purchased by the Holder on the Closing Date (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the Effective Date) and (y) the number of Common Shares issuable upon exercise in full of any Pre-funded Warrants (without regard to any limitation on exercise contained therein) purchased by the Holder on the Closing Date (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the Effective Date), from (II) the quotient determined by dividing (x) the sum of (i) the aggregate Purchase Price paid by the Holder on the Closing Date and (ii) the aggregate of all exercise prices paid or payable by the Holder upon exercise in full of the Pre-Funded Warrants, by (y) the applicable Reset Price at the time of exercise.

(ll) Reserved.

(mm) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Eligible Market with respect to the Common Shares as in effect on the date of delivery of the applicable Exercise Notice.

(nn) “Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity), the Delaware General Corporation Law or applicable state law from the stockholders of the Company, or board of directors in lieu thereof, with respect to issuance of all of the Warrants and the Warrant Shares upon the exercise thereof, including without limitation, (a) to render inapplicable clause (i) of the definition of Floor Price; and (b) to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock as may be needed to permit the Company to reserve for issuance all of the Warrant Shares.

(oo) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(pp) “Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(qq) Reserved.

(rr) Reserved.

(ss) “Trading Day” means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares on such day, then on the principal securities exchange or securities market on which the Common Shares are then traded.

(tt) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported on the Pink Open Market. If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Shares to be duly executed as of the Issuance Date set out above.

BLUEJAY DIAGNOSTICS, INC.

By:
Name:	Neil Dey
Title:	Chief Executive Officer

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON SHARES

Bluejay Diagnostics, Inc.

The undersigned holder hereby exercises the right to purchase _________________ Common Shares (“Warrant Shares”) of Bluejay Diagnostics, Inc., a Delaware corporation (the “Company”), evidenced by the Warrant to Purchase Common Shares (the “Warrant”), which is attached only if exercised in full. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________ a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________ a “Cashless Exercise” with respect to _______________ Warrant Shares, resulting in a delivery obligation of the Company to the Holder of __________ Common Shares representing the applicable Net Number.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

Date: _______________ __, ______

________________________

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs Continental Stock & Transfer Company, LLC to issue the above indicated number of Common Shares in accordance with the Transfer Agent Instructions dated ________ __, 2024 from the Company and acknowledged and agreed to by Continental Stock & Transfer Company, LLC.

BLUEJAY DIAGNOSTICS, INC.

By:
Name:
Title: